Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51717) and the Registration Statement (Form S-8 No. 333-0000 filed on December 10, 2001) pertaining to the Virco Mfg. Corporation Employee Stock Ownership Plan of our report dated June 27, 2002, with respect to the financial statements and schedules of the Virco Mfg. Corporation Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG

Long Beach, California
June 27, 2002